UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Information Statement

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Huntington Preferred Capital, Inc.
(Name of Registrant As Specified In Charter)

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Huntington Preferred Capital, Inc.	Notice of Annual Meeting
Information Statement
Annual Report on Form 10-K

Huntington Preferred Capital, Inc.

Huntington Center

41 South High Street

Columbus, Ohio 43287

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Common, Class C Preferred, and Class D Preferred Shareholders:

The 2006 Annual Meeting of Shareholders of Huntington Preferred Capital, Inc. will be held in the Huntington Center, Tenth Floor, 41 South High Street, Columbus, Ohio, on Thursday, May 11, 2006, at 8:30 a.m. local Columbus, Ohio, time, for the following purposes:

(1)	To elect nine directors to serve until the Annual Meeting of Shareholders to be held in 2007 and until their successors are elected.

(2)	To ratify the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for Huntington Preferred Capital, Inc. for the year 2006.

(3)	To transact any other business which may properly come before the meeting.

Directors and officers of Huntington Preferred Capital, Inc. and representatives of its independent auditors will be present at the meeting.

Attached are Huntington Preferred Capital, Inc.’s Information Statement and Annual Report on Form 10-K for the year 2005.

By Order of the Board of Directors,

/s/ Elizabeth B. Moore
Elizabeth B. Moore Secretary April 3, 2006

INFORMATION STATEMENT

This Information Statement is provided to holders of voting stock of Huntington Preferred Capital, Inc. in connection with Huntington Preferred’s Annual Meeting of Shareholders to be held on May 11, 2006, and at any adjournment. This Information Statement will be first sent or given to Huntington Preferred’s voting shareholders on approximately April 5, 2006. Huntington Preferred’s Annual Report on Form 10-K for 2005 is attached and follows this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Holders of record of common stock, Class C Preferred shares, and Class D Preferred shares of Huntington Preferred at the close of business on April 3, 2006, will be entitled to vote at the Annual Meeting. At that date, Huntington Preferred had 14,000,000 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting. Also on the record date, Huntington Preferred had outstanding and entitled to vote 2,000,000 shares of Class C Preferred shares and 14,000,000 shares of Class D Preferred shares. The holders of the Class C and Class D Preferred shares are entitled to 1/10th of one vote per share on all matters submitted at the Annual Meeting.

The presence in person or by proxy of the holders of a majority in amount of the voting shares Huntington Preferred outstanding and entitled to vote will constitute a quorum at the meeting. Under the law of Ohio, Huntington Preferred’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the election of directors and ratification of independent auditors, but not on non-routine matters.

For the election of directors, the nominees receiving the greatest number of favorable votes cast at a meeting at which a quorum is present shall be elected. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality and thus broker non-votes and abstentions will have no effect. The ratification of the appointment of independent auditors requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. Abstentions will be counted as votes against the matter. Broker non-votes will not be counted as votes cast and thus will have no effect on this matter. As of the date of this Information Statement, management knows of no other business that will come before the meeting.

Election of Directors

Directors are elected annually and serve until the next annual meeting of shareholders and until their successors are elected and qualified. Huntington Preferred’s articles of incorporation provide that while any Class C Preferred shares or Class D Preferred shares are outstanding, the Board of Directors shall consist of at least nine persons, three of whom must be “Independent Directors”. The articles of incorporation define “Independent Directors” as those directors who are not current officers or employees of Huntington Preferred or directors, officers, or employees of any direct or indirect subsidiary of Huntington Bancshares Incorporated. See “Corporate Governance” and “Report of the Audit Committee” below for additional information regarding the independence of Huntington Preferred’s directors.

The Board of Directors has nominated the nine current directors for reelection at the 2006 Annual Meeting of Shareholders. Stephen E. Dutton, Roger E. Kephart, and James D. Robbins, each of whom is currently an Independent Director as defined by Huntington Preferred’s articles of incorporation, are being nominated for reelection and, if elected, will satisfy the Independent Director requirement in Huntington Preferred’s articles of incorporation. The following table sets forth certain information concerning each nominee for director.

Name and Principal Occupation	Age	Position Held with Huntington Preferred
Richard A. Cheap	54	Vice President and Director
General Counsel and Secretary,
Huntington Bancshares Incorporated

Stephen E. Dutton	55	Director
Principal,
CASTO

R. Larry Hoover	55	Vice President and Director
Executive Vice President and Senior Credit
Administrative Officer,
Huntington Bancshares Incorporated

Edward J. Kane	55	Vice President and Director
Senior Vice President and Corporate Tax Director,
Huntington Bancshares Incorporated

Roger E. Kephart	61	Director
Of Counsel,
Kephart & Fisher, L.L.C.

Donald R. Kimble	46	President and Director
Chief Financial Officer and Controller,
Huntington Bancshares Incorporated

Thomas P. Reed	48	Director
Senior Vice President,
Huntington Bancshares Incorporated

James D. Robbins	59	Director
Retired Managing Partner,
PricewaterhouseCoopers LLP, Columbus, Ohio office

Karen D. Roggenkamp	51	Vice President and Director
Senior Vice President,
Huntington Bancshares Incorporated

The business experience for at least the last five years of each nominee for director is further described below. Messrs. Cheap, Hoover, Kane, Kimble and Reed are also executive officers of Huntington Preferred.

Richard A. Cheap. Mr. Cheap has served as a Vice President and as a director of Huntington Preferred since April 2001. He also served as Secretary of Huntington Preferred from April 2001 to December 2001. Mr. Cheap has served as General Counsel and Secretary for Huntington Bancshares Incorporated and as Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank since May 1998. Prior to joining Huntington Bancshares Incorporated and the Bank, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented Huntington Bancshares Incorporated on a variety of matters, including as lead attorney in negotiating the terms and documentation of most of Huntington Bancshares Incorporated’s bank acquisitions during the preceding nine years.

Stephen E. Dutton. Mr. Dutton has served as a director of Huntington Preferred since November 2001. Mr. Dutton has served as Chief Financial Officer and Chief Operating Officer, and has been a partner of CASTO real estate developers based in Columbus, Ohio, since 1995.

R. Larry Hoover. Mr. Hoover has served as a director of Huntington Preferred since June 1997 and as a Vice President since April 2001. He also served as Huntington Preferred’s President from June 1997 to April 2001. Mr. Hoover has served as Executive Vice President and Senior Administrative Credit Officer of Huntington Bancshares Incorporated since April 1997, where he is responsible for credit policy, portfolio credit risk management, loan review, special asset management, and collateral management services. Mr. Hoover has also served as Executive Vice President, Commercial

Banking Manager, for The Huntington National Bank from April 1991 to April 1997, as Senior Lender for the Bank from December 1985 to April 1991, and as Sales Team Leader and Marketing Director for the Bank from November 1981 to December 1985.

Edward J. Kane. Mr. Kane has served as a Vice President and a director of Huntington Preferred since December 2001. Mr. Kane has served as Senior Vice President and Corporate Tax Director for Huntington Bancshares Incorporated since November 2001. Prior to joining Huntington Bancshares Incorporated, Mr. Kane served as Vice President, Tax Planning and Tax Compliance for The CIT Group Inc., Livingston, New Jersey, from 1992 to September 2001, and in various other capacities from May 1973 to 1992.

Roger E. Kephart. Mr. Kephart has served as a director of Huntington Preferred since November 2001. Mr. Kephart co-founded the law firm of Kephart & Fisher in 1991, based in Columbus, Ohio. In addition to practicing law, Mr. Kephart served as his firm’s administrative partner until becoming Of Counsel as of January 2003.

Donald R. Kimble. Mr. Kimble has served as President and a director of Huntington Preferred since August 2004. Mr. Kimble has served as Chief Financial Officer and Controller for Huntington Bancshares Incorporated since August 2004. Mr. Kimble joined Huntington Bancshares Incorporated in June 2004 as Executive Vice President of Finance Administration. Prior to joining Huntington Bancshares Incorporated, Mr. Kimble served as Executive Vice President and Controller for AmSouth Bancorporation from December 2000 to June 2004, and previously held various accounting and subsidiary chief financial officer positions with Bank One Corporation from July 1987 to December 2000.

Thomas P. Reed. Mr. Reed has served as a director of Huntington Preferred since May 2003, as Vice President since May 2004, and as Treasurer since August 2004. Mr. Reed has served as Senior Vice President of Huntington Bancshares Incorporated since September 2000. In such capacity, Mr. Reed has served in various financial positions and is currently the Director of Planning and Analysis for Huntington Bancshares Incorporated. Prior to joining Huntington Bancshares Incorporated, Mr. Reed was Vice President of Bank One Corporation from 1991 through September 2000, where he served in various financial capacities.

James D. Robbins. Mr. Robbins has served as a director of Huntington Preferred since November 2001. Mr. Robbins has served as President of James D. Robbins and Co., a financial advisory and investment company, since July 2001. Prior to that time, Mr. Robbins served as managing partner of PricewaterhouseCoopers LLP, Columbus market (and its predecessor firm, Coopers & Lybrand), from November 1993 until his retirement in June 2001. Mr. Robbins is a certified public accountant in the State of Ohio and the Commonwealth of Kentucky. Mr. Robbins also serves as a director of the public companies Dollar General Corp. and DSW, Inc.

Karen D. Roggenkamp. Ms. Roggenkamp has served as a director of Huntington Preferred since August 2004, and as Vice President since May 2003. Ms. Roggenkamp joined Huntington Bancshares Incorporated in December 1999 as Senior Vice President and has served in various financial positions and is currently the Director of Accounting Operations. Prior to joining Huntington Bancshares, Ms. Roggenkamp served as chief financial officer for various lines of business for Bank One Corporation from 1988 through November 1999.

Corporate Governance

The Board of Directors has ratified a Code of Business Conduct and Ethics previously adopted by the Board of Directors of Huntington Bancshares Incorporated, which applies to all employees and, where applicable, to directors of Huntington Bancshares Incorporated and its affiliates, including Huntington Preferred. Huntington Preferred’s President (principal executive officer) and Vice President (principal financial officer) are also bound by a Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Code of Business Conduct and Ethics and the Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations pages of Huntington Bancshares Incorporated’s website at www.huntington.com.

Directors of Huntington Preferred are expected to attend the annual shareholders meeting and at least 75% of board and committee meetings. The Board of Directors held a total of seven regular and special meetings during 2005. Each director attended greater than 75% of the meetings of the full board and, if applicable, the Audit Committee. Eight of the nine board members attended the 2005 Annual Shareholders Meeting.

The Board of Directors has a standing Audit Committee, the members of which are Messrs. Dutton, Kephart, and Robbins, Chairman. James D. Robbins qualifies as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission. The Audit Committee oversees the financial reporting process, the work of Huntington Preferred’s auditors, and any legal, compliance, and ethics programs established by management and the Board of Directors. The Audit Committee met seven times in 2005.

Huntington Preferred is a “controlled company” as that term is defined in the rules of The NASDAQ Stock Market, Inc. because more than 50% of the voting power of Huntington Preferred is held by consolidated subsidiaries of Huntington Bancshares Incorporated. As a controlled company, Huntington Preferred is exempt from the NASDAQ requirement to have a majority of independent directors and certain other related rules. However, the members of Huntington Preferred’s Audit Committee are required to meet, and the Board of Directors has determined that the Audit Committee members do meet, the NASDAQ independence standards and the additional criteria for audit committee members.

As a controlled company, Huntington Preferred is not subject to the requirement under the NASDAQ rules to have a formalized process addressing the nominations of directors by independent board members. Since the majority of the directors are not independent, and likely will continue to be not independent, the Board of Directors has determined that it would be unduly burdensome to have a standing nominating committee. Further, there is currently not a set policy, process, or list of specific criteria for identifying and evaluating director nominees, or for considering director candidates recommended by shareholders. In addition, no third parties are used to identify or evaluate potential nominees. Director nominees are considered by the President, who is also a director, and other directors with whom the President confers.

Shareholders of Huntington Preferred may contact the directors by sending written communications to the attention of the President at Huntington Preferred’s principle executive offices. Such communications will be relayed to the director or directors addressed, except for communications which are inappropriate because they are vulgar, obscene, or otherwise socially offensive.

Report of the Audit Committee

The following Report of the Audit Committee should not be deemed filed or incorporated by reference into any other document, including Huntington Preferred’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Huntington Preferred specifically incorporates this Report into any such filing by reference.

The Audit Committee is comprised of Huntington Preferred’s three independent directors, Messrs. Dutton, Kephart, and Robbins, Chairman. James D. Robbins qualifies as an “audit committee financial expert” as the term is defined in the rules of the Securities and Exchange Commission. All members of the Audit Committee have been determined to be independent as the term is defined under the applicable listing standards of NASDAQ, including the more stringent criteria for audit committee members. The Audit Committee operates pursuant to a written Charter that was updated by the Board of Directors in March 2006. A copy of the Audit Committee Charter is included with this Information Statement as Appendix I.

A primary responsibility of the Audit Committee is to oversee the integrity of Huntington Preferred’s financial statements and disclosures, and internal control over financial reporting. In carrying out its duties, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2005, with Huntington Preferred’s Management and Huntington Preferred’s independent auditors, Deloitte & Touche LLP. This discussion included the selection, application, and disclosure of critical accounting policies. The Audit Committee has also reviewed with Deloitte & Touche LLP its judgment as to the quality, not just the acceptability, of Huntington Preferred’s accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

In addition, the Audit Committee has reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Deloitte & Touche LLP its independence from Huntington Preferred. Based on this review and discussion, and a review of the services provided by Deloitte & Touche LLP during 2005, the Audit Committee believes that the services provided by Deloitte & Touche LLP in 2005 are compatible with and do not impair Deloitte & Touche LLP’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Huntington Preferred’s Annual Report on Form 10-K for the year 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James D. Robbins, Chairman

Stephen E. Dutton

Roger E. Kephart

Compensation of Directors and Executive Officers

Each Independent Director, as the term is defined in Huntington Preferred’s articles of incorporation, receives retainer payments at an annual rate of $30,000. The chairperson of the Audit Committee receives an additional retainer at an annual rate of $5,000. In addition, each Independent Director receives a meeting fee of $1,500 for each day on which he participates in a board and/or committee meeting, and a meeting fee of $500 for each day on which he participates in a telephonic board and/or committee meeting.

Huntington Preferred does not pay any compensation to its executive officers or employees or to directors who are not Independent Directors.

Ownership of Voting Stock

Common Stock

The following table sets forth, as of March 31, 2006, the number and percentage of outstanding common shares beneficially owned by all persons known by Huntington Preferred to own more than five percent of such shares.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Huntington Capital Financing, LLC 3993 Howard Hughes Parkway, Suite 250 Las Vegas, Nevada 89109	6,580,000	47.0%

Huntington Preferred Capital Holdings, Inc. 3993 Howard Hughes Parkway, Suite 250 Las Vegas, Nevada 89109	2,851,333	20.4%

Huntington Preferred Capital II, Inc. 41 South High Street Columbus, Ohio 43215	4,550,000	32.5%

The remaining 18,667 shares of common stock are owned by Huntington Bancshares Incorporated. None of Huntington Preferred’s directors or executive officers owns any Huntington Preferred common shares. Huntington Capital Financing, LLC, Huntington Preferred Capital Holdings, Inc., and Huntington Preferred Capital II, Inc. are all direct or indirect subsidiaries of The Huntington National Bank.

Preferred Stock

Huntington Preferred’s Class A Preferred shares and Class B Preferred shares are non-voting

No person is known by Huntington Preferred to own more than 5% of Huntington Preferred’s Class C Preferred shares. The following table sets forth the beneficial ownership of Huntington Preferred’s Class C Preferred shares by each of Huntington Preferred’s directors, nominees for director, and executive officers, and by the directors and executive officers as a group, as of March 31, 2006.

Name of Beneficial Owner	Shares of Class C Preferred Shares Beneficially Owned(1)	Percent of Class
Richard A. Cheap	100	(2)

Stephen E. Dutton	0	(2)

R. Larry Hoover	0	(2)

Edward J. Kane	0	(2)

Roger E. Kephart	1,506	(2)

Donald R. Kimble	0	(2)

Thomas P. Reed	0	(2)

James D. Robbins	3,017	(2)

Karen D. Roggenkamp	0	(2)

Directors and Executive Officers As a group (9 in group)	4,713	(2)

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. Of the shares reported for Mr. Kephart, 1000 shares are owned by his spouse. The figure reported for Mr. Robbins includes 500 shares owned jointly by Mr. Robbins and his daughter and 150 shares owned jointly by Mr. Robbins and his son.

(2)	Less than 1%.

As indicated in the table below, as of March 31, 2006, all of Huntington Preferred’s Class D Preferred shares were owned by Huntington Preferred Capital Holdings, Inc.

Name and Address Of Beneficial Owner	Shares of Class D Preferred Shares Beneficially Owned	Percent of Class
Huntington Preferred Capital Holdings, Inc. 3993 Howard Hughes Parkway, Suite 250 Las Vegas, Nevada 89109	14,000,000	100%

As noted above, Huntington Preferred Capital Holdings, Inc. is a subsidiary of The Huntington National Bank.

Huntington Preferred is an indirect subsidiary of Huntington Bancshares Incorporated. As of December 31, 2005, many of the directors and executive officers of Huntington Preferred owned shares of Huntington Bancshares Incorporated common stock. These directors and executive officers owned, individually and collectively, less than 1% of the Huntington Bancshares Incorporated common stock outstanding on March 31, 2006.

Transactions with Directors and Executive Officers

Some of the directors and executive officers of Huntington Preferred, and entities affiliated with those directors and executive officers, are customers of Huntington Preferred’s affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Transactions with directors, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Huntington Preferred may hold a participation interest in some of these loans.

Transactions with Certain Beneficial Owners

Huntington Preferred holds participation interests directly, or subparticipation interests indirectly through Huntington Preferred Capital Holdings, Inc., in certain loans originated by The Huntington National Bank and its subsidiaries. The participation interests are in commercial, commercial real estate, residential real estate, and consumer loans that were either directly underwritten by the Bank and its subsidiaries or acquired by the Bank. Huntington Preferred expects to continue to purchase such interests, net of an allowance for loan losses, in the future from Holdings, the Bank, or their affiliates.

The loans underlying Huntington Preferred’s participation interests are serviced by the Bank pursuant to the terms of (i) the participation agreement between the Bank and Huntington Preferred, or (ii) the participation agreement between the Bank and Holdings and the subparticipation agreement between Holdings and Huntington Preferred. The Bank was paid servicing fees by Huntington Preferred of $11.2 million for the year ended December 31, 2005. Pursuant to the terms of the participation and subparticipation agreements, the amount and terms of the loan-servicing fee between the Bank and Huntington Preferred are determined by mutual agreement from time to time during the terms of the agreements. For 2005, the annual servicing fee with respect to commercial and commercial real estate loans underlying Huntington Preferred’s interests is equal to the outstanding principal balance of each loan multiplied by a fee of 0.125%. Beginning in July 1, 2004, in lieu of paying higher servicing costs to the Bank with respect to commercial and commercial real estate loans, Huntington Preferred waived its right to receive any origination fees associated with the participation interests in commercial and commercial real estate loans transferred on or after July 1, 2004. This waiver has been extended until such time as loan servicing fees are reviewed in 2006. Effective July 1, 2005, the annual servicing fee with respect to consumer loans is equal to the outstanding principal balance of each loan multiplied by a fee of 0.650% (previously 0.750%), and the annual servicing fee with respect to residential real estate loans is equal to the outstanding principal balance of each loan multiplied by a fee of 0.267% (no change from 2004).

Under the terms of the participation and subparticipation agreements, Huntington Preferred is obligated to make funds or credit available to the Bank, either directly or indirectly through Holdings, so that the Bank may extend credit to any borrowers, or pay letters of credit issued for the account of any borrowers, to the extent provided in the loan agreements underlying Huntington Preferred’s participation interests. The unfunded commitments at December 31, 2005 totaled $827.3 million.

Personnel of Huntington Bancshares Incorporated and the Bank handle day-to-day operations of Huntington Preferred, such as accounting, financial reporting and analysis, tax reporting, and other administrative functions. On a monthly basis, Huntington Preferred pays Huntington Bancshares Incorporated and the Bank for the cost related to the time spent by employees for performing these functions. The personnel costs were $0.5 million for the year ended December 31, 2005.

Huntington Preferred maintains and transacts all of its cash activity through the Bank. Typically, cash is invested with the Bank in an interest-bearing account. These interest-bearing balances are invested overnight or may be invested in Eurodollar deposits with the Bank for a term of not more than 30 days at market rates.

The Bank is eligible to obtain advances from various federal and government-sponsored agencies, such as the Federal Home Loan Bank (FHLB). Huntington Preferred may from time to time be asked to act as guarantor of the Bank’s obligations under such advances and/or pledge all or a portion of its assets in connection with those advances. Any such guarantee or pledge would rank senior to Huntington Preferred’s common and preferred securities upon liquidation. Accordingly, any federal or government-sponsored agencies that make advances to the Bank where Huntington Preferred has acted as guarantor or has pledged all or a portion of its assets as collateral will have a liquidation preference over the holders of Huntington Preferred’s securities. Any such guarantee and/or pledge in connection with the Bank’s advances from the FHLB falls within the definition of Permitted Indebtedness (as defined in Huntington Preferred’s articles of incorporation) and, therefore, Huntington Preferred is not required to obtain the consent of the holders of its common or preferred securities for any such guarantee and/or pledge.

Currently, Huntington Preferred’s assets have been used to secure only one such facility. The Bank has obtained a line of credit from the FHLB which line was capped by the Bank’s holdings of FHLB stock at $1.7 billion as of December 31, 2005. As of this same date, the Bank had borrowings of $1.2 billion under this facility. Huntington Preferred has entered into an Amended and Restated Agreement with the Bank with respect to the pledge of Huntington Preferred’s assets to collateralize the Bank’s borrowings from the FHLB. The agreement provides that the Bank will not place at risk Huntington Preferrred’s assets in excess of an aggregate dollar amount or aggregate percentage of such assets established from time-to-time by Huntington Preferred’s board of directors, including a majority of the Independent Directors. Prior to October 31, 2004, the pledge limit established by Huntington Preferred’s board was $1.0 billion. Effective as of October 31, 2004, the pledge limit was adjusted to 25% of Huntington Preferred’s total assets, or approximately $1.3 billion as of December 31, 2005, as reflected in the Huntington Preferred’s month-end management report for the previous month. This pledge limit may be changed in the future by the board of directors, including a majority of the Independent Directors. The agreement also provides that the Bank will pay Huntington Preferred a monthly fee based upon the total loans pledged by Huntington

Preferred. As of December 31, 2005, Huntington Preferred’s total participation interests pledged was limited to 1-4 family residential mortgage portfolio and consumer second mortgage loans. As of that same date, Huntington Preferred’s participation interests in 1-4 family residential mortgages and second mortgage loans pledged totaled $1.1 billion. The Bank paid Huntington Preferred a total of $3.0 million, $0.7 million, and $0.7 million in the respective annual periods ended December 31, 2005, 2004, and 2003. The fee represented thirty-five basis points per year on total pledged loans after April 1, 2005, and twelve basis points per year on the certified collateral prior to April 1, 2005, as compensation for making such assets available to the Bank. In the first quarter of 2006, the Bank released approximately $1.0 billion of Huntington Preferred’s second mortgage loans pledged as collateral with the FHLB.

HPCLI, Inc., a wholly owned subsidiary of Huntington Preferred, is party to a leasehold improvements lease (the “Lease”) with The Huntington National Bank. Pursuant to the Lease, HPCLI, Inc. leases to the Bank leasehold improvements existing in certain leased offices used by the Bank in the conduct of the Bank’s operations. The Lease was entered into in August 2004 to be effective as of October 14, 2001, with an initial term expiring on October 14, 2006. During the initial term, the Bank pays to HPCLI, Inc. annual rent of $6,300,000, payable in equal monthly installments of $525,000. The Lease is subject to automatic renewal for up to four consecutive renewal periods, upon the same terms and conditions except that the rental shall be adjusted as provided in the Lease. Upon the commencement of each extended term, the monthly rent shall be reset to (1) one hundred and ten percent (110%) of the monthly depreciation charge attributable to the leasehold improvements as of the first day of the applicable extended term, plus (2) five percent (5%) of the total fair market value at the date of inception of the initial term of the Lease for any leasehold improvements that are fully depreciated as of the first day of the applicable extended term. In addition, the Bank provides certain accounting and management services for HPCLI, Inc. pursuant to the terms of the Lease for which HPCLI, Inc. pays the Bank an annual management fee of one percent (1%) of the rent for the leasehold improvements, payable on a monthly basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Huntington Preferred’s officers, directors, and persons who are beneficial owners of more than ten percent of Huntington Preferred’s Class C Preferred Shares to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish Huntington Preferred with copies of all Section 16(a) forms filed by them. To the best of its knowledge, and following a review of the copies of Section 16(a) forms received by it, Huntington Preferred believes that, during 2005, all filing requirements applicable for Huntington Preferred’s reporting persons were timely met.

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has again selected Deloitte & Touche LLP, independent registered public accounting firm (IRPAF) as Huntington Preferred’s IRPAF for 2006. Although not required, shareholders are being asked to ratify the appointment of Deloitte & Touche LLP as IRPAF for Huntington Preferred for the year 2006. The Audit Committee will reconsider the appointment of Deloitte & Touche LLP if its selection is not ratified by the shareholders. Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees. Audit fees are fees for professional services rendered for the audits of Huntington Preferred’s annual financial statements and internal control over financial reporting, review of the financial statements included in Forms 10-Q, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. The aggregate audit fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2005 and December 31, 2004, were $93,000 and $55,000, respectively.

There were no fees billed by Deloitte & Touche LLP for 2005 and 2004 other than audit fees.

The Audit Committee has a policy that the Committee will pre-approve all audit and non-audit services provided by the IRPAF, and shall not engage the IRPAF to perform the specific non-audit services prescribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Committee. The decisions of the member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting. All of the services covered by the fees disclosed above were pre-approved by the Audit Committee.

On February 24, 2004, the Audit Committee determined not to renew its engagement with Ernst & Young LLP as Huntington Preferred’s independent auditors. Ernst & Young LLP was dismissed after Huntington Preferred filed its 2003 Annual Report on Form 10-K on March 30, 2004. The audit reports of Ernst & Young LLP on the financial statements of Huntington Preferred as of the end of the fiscal years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During Huntington Preferred’s two fiscal years ended December 31, 2003, and the subsequent interim period through March 30, 2004, there were no disagreements between Huntington Preferred and Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no reportable events which would require specific disclosure under applicable securities regulations. Also during Huntington Preferred’s two fiscal years ended December 31, 2003, and the subsequent interim period through March 30, 2004, neither Huntington Preferred nor anyone on its behalf consulted with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Huntington Preferred’s financial statements, or on any matter that was the subject of a disagreement or reportable event which would require specific disclosure under applicable securities regulations.

Other Matters

Copies of the exhibits to Huntington Preferred’s 2005 Annual Report on Form 10-K may be obtained, at a reasonable charge for copying and mailing, by writing to Investor Relations, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287.

Appendix I

Huntington Preferred Capital, Inc.

Audit Committee Charter

Updated on March 23, 2006

Organization

This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The Committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom the Board has determined to be independent for purposes of serving on the Audit Committee in accordance with the independence requirements of SEC regulations and the stock exchange listing standards. All committee members shall be financially literate, and at least one member shall be an “audit committee financial expert,” as defined by SEC regulations.

The Board shall appoint the members of the Audit Committee. The Board may, at any time and at its discretion, replace an Audit Committee member.

The Committee shall maintain minutes and other relevant documentation of all its meetings.

The Committee shall report regularly to the full Board.

Purpose

The Audit Committee shall provide assistance to the board of directors in fulfilling its oversight responsibility for the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; and the independent auditor’s qualifications and independence. The Audit Committee shall provide oversight and review of compliance by the Company’s associates and directors with the Code of Business Conduct and Ethics and compliance by the Chief Executive Officer and the senior financial officers with the Financial Code of Ethics. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

In discharging its oversight and compliance review role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties with the Company responsible for the expense of such advisors.

Duties and Responsibilities

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of its activities to the board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting and sound business risk practices. The following shall be the principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Committee may supplement or alter them as appropriate.

The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting. The independent auditor shall report directly to the Audit Committee.

The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may

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delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence) as required by Independent Standards Board Standard Number 1.

The Committee shall discuss with the Chief Auditor and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the Chief Auditor, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risks, and legal and ethical compliance programs (e.g., Company’s Code of Business Conduct and Ethics).

Any new or modified accounting policy must be reviewed and approved by the Audit Committee prior to adoption. This review will include a summary of the materiality of these changes based on criteria established by Securities and Exchange Commission Staff Accounting Bulletin 99 (SAB 99).

A list of accounting and reporting matters requiring resolution prior to closing the books each quarter will be reviewed with the Audit Committee. Contemporaneous documentation is required for all these matters including the conclusions reached. The documentation is retained in accordance with the record retention policies of Huntington Bancshares Incorporated.

The Audit Committee reviews all quarter-end manual and closing entries greater than $500,000, any “passed” adjustments and all post-closing entries. This review will include a summary of the materiality of “passed” adjustments based on criteria established by SAB 99.

The Audit Committee should receive a written quarterly report from the external auditors stating that the firm has conducted a review of the Company’s quarterly financial statements in accordance with the standards of the PCAOB (US).

The Committee shall meet in executive session at least twice a year. The Committee shall meet separately periodically with the principal financial officer, the Chief Auditor, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the principal financial officer, the Chief Auditor and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and other written communications between the independent auditor and management.

The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assessment and assertion.

The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

Prior to issuance, the Committee will review and discuss the information to be included in earnings press releases, and any additional information and earnings guidance generally provided to auditors and rating agencies.

The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including

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their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Audit Committee shall review the CEO and CFO’s disclosure and certifications under Section 302 of the Sarbanes-Oxley Act.

The Committee shall receive periodic reports from the Chief Auditor regarding Internal Audit staffing, annual audit plan progress, report issuance, follow-up results, and recommendation trends and status.

The Committee shall receive reports on any violations of the Company’s Code of Business Conduct and Ethics by members of the Board and associates of the Company and on any violations of the Company’s Financial Code of Ethics by the principal executive officer and senior financial officers of the Company.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Committee shall monitor and periodically evaluate the effectiveness and enforcement of its procedures.

The Committee shall review and approve all “related party transactions” as defined by the rules of The NASDAQ Stock Market, Inc., including transactions between the Company and Huntington Bancshares Incorporated, The Huntington National Bank or their affiliates. The Committee may adopt policies governing the terms of transactions between the Company and Huntington Bancshares Incorporated, The Huntington National Bank or their affiliates in the ordinary course of the Company’s business.

The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee shall prepare an annual report to be included in the Company’s annual information statement, as required by SEC regulations.

The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

The Committee will review with the General Counsel of Huntington Bancshares Incorporated any legal matters brought to the Committee’s attention by the General Counsel that may have a material impact on the Company’s financial statements.

General

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

1) One or more officers or employees of the Company whom the Committee members reasonably believe to be reliable and competent in the matters presented; or

2) Counsel, independent auditors, or other persons as to matters which the Committee reasonably believes to be within the professional or expert competence of such person.

The Committee shall have the authority to set reasonable and appropriate compensation for the Company’s independent directors, subject to approval by the board of directors.

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